                                                                Project Triangle
--------------------------------------------------------------------------------

                                                Discussion Materials Relative To
                                           Wandel & Goltermann Technologies, Inc


                                                               December 23, 1997

                                                  [LOGO] BROADVIEW ASSOCIATES

Disclaimer
--------------------------------------------------------------------------------

These discussion materials have been prepared by Broadview Associates ("Broadview") exclusively for the benefit and internal use of Wandel & Goltermann Management Holding GmbH ("WG Holding" or the "Parent") in order to evaluate, on a preliminary basis, the feasibility of an acquisition of the publicly held minority interest in Wandel & Goltermann Technologies, Inc. ("WGTI" or the "Company").

Broadview's role as financial advisor to WG Holding, and therefore the scope of its analysis, has focused on the financial valuation of WGTI based on available information relating to the Company. The analysis reflects Broadview's views and the prevailing market conditions as of December 23, 1997 and may accordingly be subject to change. In performing its analysis, Broadview has relied upon and has assumed, without independent verification, the accuracy and completeness of all information available from public sources or provided to Broadview by or on behalf of WG Holding and WGTI. Further due diligence is required in order to fully assess the risks inherent in the acquisition.

                                                  [LOGO] BROADVIEW ASSOCIATES  2

Table Of Contents
--------------------------------------------------------------------------------

                                                            Section
Executive Summary                                               1
Business And Financial Outlook                                  2
Trading Performance                                             3
Valuation Analysis                                              4
  -- Discounted Cash Flow Analysis
  -- Public Comparables
  -- M&A Comparables
  -- Control Premia
Appendix                                                        5

                                                  [LOGO] BROADVIEW ASSOCIATES  3

--------------------------------------------------------------------------------




                                Executive Summary




                                                  [LOGO] BROADVIEW ASSOCIATES  4

Scope Of Evaluation
--------------------------------------------------------------------------------

o Broadview has been engaged as financial advisor to WG Holding in connection with its current review of various strategic transactions, including the possible repurchase of all of the common stock of WGTI not currently held by WG Holding

o Our assessment of WGTI, the subject of these materials, incorporates a detailed review of the business and prospects of WGTI taking into account:

     -    Review of publicly available documents

     -    Review of management accounts and forecasts

     - Due diligence, including site visits and meetings with WGTI's senior management

     -    Discussions with WG Holding management

     -    Analysis of share trading history and current market rating

o In making our recommendations, Broadview has considered WGTI's valuation as an independent company, based on the following information:

     -    Market position

     -    Financial performance and outlook

     -    Trading performance and outlook

     - Valuation analyses, including discounted cash flow, comparisons with comparable public companies and M&A transactions, and analyses of control premia paid in public takeovers


                                                  [LOGO] BROADVIEW ASSOCIATES  5

Recommended Offer Strategy
--------------------------------------------------------------------------------

o Should WG Holding wish to proceed with an acquisition of the outstanding public minority interest in WGTI, Broadview recommends an offer in the range of $12.00 to $13.50 per share

o Should WG Holding not wish to consider other alternatives such as the sale of WGTI to a third party or a secondary offering, Broadview advises that the Parent indicate in its offer to shareholders its sole interest in the acquisition of the public minority


                                                  [LOGO] BROADVIEW ASSOCIATES  6

Key Parameters Of A Possible Transaction
--------------------------------------------------------------------------------

Consideration                 WG Holding may consider an offer of $12.00-13.50
                              per share in cash for each of the 1,975,422 WGTI
                              Common Shares (38%) not owned by WG Holding for an aggregate value of $23.7 to $26.7 million

Premium                       Day Prior To Announcement Of
                              "Special Committee" (18-Nov-97)         20-35%

                              20 Trading Days Prior (22-Oct-97)       14-29%

                              60-Trading Days Prior (26-Aug-97)       10-24%

                              Latest Available Price (23-Dec-97)     (10)-1%

Execution                     Likely as a cash-out merger

Closing conditions            Receipt of all requisite regulatory and government
                              approvals

Delisting/Deregistration      WGTI shares to be delisted from trading on NASDAQ
                              and deregistered with the SEC


                                                  [LOGO] BROADVIEW ASSOCIATES  7

--------------------------------------------------------------------------------




                         Business And Financial Outlook




                                                  [LOGO] BROADVIEW ASSOCIATES  8

Market Outlook
--------------------------------------------------------------------------------

Broadview's evaluation of WGTI has focused on assessing the Company's value as a stand-alone business. As an independent entity, the Company faces a number of challenges affecting its long-term success and profitability

o Intense competition in a rapidly consolidating market -- The pace of technical innovation in the Test & Measurement ("T&M") industry requires increasing R&D funding and technical resources, with certain vendors such as Hewlett-Packard and Network Associates establishing market leading positions at the expense of smaller, less resourceful competitors

o Product market experiencing fundamental technology shift -- The network test equipment market is undergoing a dramatic change toward software-based products, with the traditionally hardware-focused vendors required to raise R&D spending

o Target customers changing -- The primary growth in T&M is generated by the Local Area Network market, i.e. a very large number of corporate MIS departments, rather than WGTI's traditional target market of manufacturers of communication equipment, which require significantly different sales, marketing and distribution strategies


                                                  [LOGO] BROADVIEW ASSOCIATES  9

Business Outlook
--------------------------------------------------------------------------------

Broadview's evaluation of WGTI has focused on assessing the Company's value as a stand-alone business. As an independent entity, the Company faces a number of challenges affecting its long-term success and profitability:

o WGTI's product offering faces major challenges -- With one of the three WGTI product lines, the DA-30, nearing the end of its lifecycle and the new NetForce network solutions only entering beta-testing, WGTI faces significant risks in terms of maintaining overall revenue momentum. In future, WGTI must also adjust its sales & marketing strategy to new technologies, in particular relative to Domino and NetForce, and new target markets for T&M products

o    WGTI is dependent on WG Holding in multiple areas:

     - Benefits from international distribution - WGTI has the right to access WG Holding's worldwide network of sales and service subsidiaries for distribution outside the USA

     - Benefits from exclusive US distribution of WG Holding products - WGTI enjoys an exclusive distribution agreement with WG Holding for sales of the Parent's products in the USA

     - Benefits from established WG Holding brand name - WGTI benefits from the right to use WG Holding's brand name and access its marketing infrastructure, e.g. WG Holding's global product catalogue

     - Benefits form R&D and other operational resources - WGTI benefits from certain inter-company arrangements with WG Holding concerning the use of R&D, administration and other facilities


                                                 [LOGO] BROADVIEW ASSOCIATES  10

Financial Outlook
--------------------------------------------------------------------------------

Broadview's evaluation of WGTI has focused on assessing the Company's value as a stand-alone business. As an independent entity, the Company faces a number of challenges affecting its long-term success and profitability:

o Declining revenue -- Over the last four quarters, WGTI has experienced a substantial revenue decline, with quarterly revenue falling from one quarter to the next

o Future revenue uncertain -- Current and future results will be affected by declining DA-30 sales and an uncertain contribution from the NetForce launch, resulting in very limited revenue and earnings visibility and high risk

o Decreasing gross margin -- Gross margins have declined, and are set to shrink further, as WGTI is growing its 3rd-party products business, a trend likely to continue

o Above-average cost structure -- By T&M industry standards, WGTI's R&D and SG&A spending is markedly above industry average

o Loss-making -- WGTI has been unprofitable for the last four quarters, with losses increasing by the quarter

o Variance between forecast and actuals -- WGTI has historically shown variances, in part material, between its forecast and actual financial performance


                                                 [LOGO] BROADVIEW ASSOCIATES  11

WGTI's Attractiveness To WG Holding
--------------------------------------------------------------------------------

Broadview believes that WG Holding can obtain multiple benefits from a closer integration of WGTI into its group of subsidiaries. Several benefits may be uniquely available to WG Holding, potentially making WGTI more valuable to WG Holding than to other parties.

o WGTI represents a well-established, "WG-branded" foothold in the US -- Given the priority placed on a rapid penetration of the US market, WG Holding has a choice of building upon WGTI or acquiring another vendor, with the latter option likely being more expensive, risky and time-consuming

o WGTI's product set complements the offering of WG Holding -- Given the integration between the two companies' offerings and the synergies in terms of R&D and sourcing, WGTI may be seen as the preferable option to acquiring another vendor with a similar set of products

o Opportunities for better group-wide financial optimisation -- With the acquisition of WGTI, WG Holding may have the opportunity to manage the group financial and tax affairs in a better way than currently possible

o Reduced costs following delisting -- As a result of the delisting, WGTI may improve profitability as it will no longer incur charges associated with the current public listing


                                                 [LOGO] BROADVIEW ASSOCIATES  12

--------------------------------------------------------------------------------




                               Trading Performance




                                                 [LOGO] BROADVIEW ASSOCIATES  13

Market Attributes
--------------------------------------------------------------------------------

In its assessment of the trading performance of WGTI, Broadview has reviewed both the share price development since the initial public offering ("IPO") of the Company and the particular circumstances affecting WGTI's stock price.


The market in WGTI's shares can be described by the following attributes:

o    Lack of market-making activity

o    Low liquidity

o    Very wide and volatile price fluctuations

o    Very limited research coverage

o    Largely news-driven trading, in particular around the quarterly results


                                                 [LOGO] BROADVIEW ASSOCIATES  14

Share Performance
--------------------------------------------------------------------------------

In its assessment of the trading performance of WGTI, Broadview has reviewed both the share price development since the IPO of the Company and the particular circumstances affecting WGTI's stock price.

WGTI's share price performance since its IPO can be summarised as follows:


                                                               Post-Event Price
Year    Event                                                  Level ($/share)
----    -----                                                  ---------------

1994    IPO (4/94)                                                      $11
        Year-end close                                                  $13

1995    Better than expected Q2 results (5/95)                          $20
        Worse than expected Q3 results (6/95)                           $11
        Year-end close                                                  $11

1996    Better than expected Q2 results (4/96)                          $18
        Cisco distribution agreement (4/96)                             $20
        Better than expected full-year results (11/96)                  $22
        Year-end close                                                  $30

1997    Worse than expected Q2 results (4/97)                           $11
        Research analyst downgrade (6/97)                                $9
        Announcement of "Special Committee" formation (11/97)           $12
        Positive equities research (12/97)                              $13


                                                 [LOGO] BROADVIEW ASSOCIATES  15

Long-Term Share Price Development
--------------------------------------------------------------------------------

Since its IPO, WGTI's stock has experienced wide price fluctuations, caused by volatile financial results.

                    Stock Price History (April 1994 To Date)


 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

                              PLOT POINTS TO COME


                                                 [LOGO] BROADVIEW ASSOCIATES  16

Recent Share Price Development
--------------------------------------------------------------------------------

In early 1997, WGTI's share price declined from $30.00 to $8.50 due to worse-than-expected financial results. Following November 18, 1997, the share price rose in excess of 20% as the result of speculative trading after the "Special Committee" announcement. The new price level was elevated by a further 7% due to the late December release of equities research suggesting "more immediate upside".


                            Stock Price History 1997


 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

                              PLOT POINTS TO COME


                                                 [LOGO] BROADVIEW ASSOCIATES  17

T&M Sector Comparison
--------------------------------------------------------------------------------

WGTI's share price has clearly underperformed in comparison with its publicly quoted T&M industry competitors such as Dynatech, Fluke, IFR, Keithley, Lecroy, Tekelec and Tektronix.

           WGTI Stock Performance Vs. T&M Index (April 1994 To Date)


 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

                              PLOT POINTS TO COME


                                                 [LOGO] BROADVIEW ASSOCIATES  18

--------------------------------------------------------------------------------




                               Valuation Analysis





                                                 [LOGO] BROADVIEW ASSOCIATES  19

Approach
--------------------------------------------------------------------------------

o    Broadview's evaluation has drawn on a number of analyses, including:

     - Discounted Cash Flow ("DCF Analysis") - Sensitivity analyses based on a review of expected cash flows using WGTI's management forecasts for the business provided to Broadview on December 11, 1997 for the years 1998-2000, extending these forecasts to 2003 and applying an appropriate discount rate and terminal value to reflect the value of the business beyond the forecasting period

     - Analysis of Comparable Publicly Traded Companies ("Public Comparables") - Valuation based on trading multiples of comparable T&M companies

     - Analysis of Comparable M&A Transactions ("M&A Comparables") - Valuation based on benchmarks established by M&A transactions involving T&M vendors as targets

     - Analysis of Premia Paid In Takeovers of Public Companies ("Control Premia") - Review of premia paid for acquisitions of US stock exchange quoted companies, acquisitions of public information technology companies and acquisitions of public minority stakes

o Balance sheet adjustments, as appropriate, have been made to determine equity value


                                                 [LOGO] BROADVIEW ASSOCIATES  20

--------------------------------------------------------------------------------

o WGTI's 5,261,022 common shares outstanding have been used for calculating per share values

     - Broadview has analysed the Company's 804,570 options, the majority of which are at strike prices well in excess of the current share price and outside the range of offer values recommended by Broadview

     - While a legal review of the option agreements should be undertaken prior to an offer, there is no indication these options would be exercised following an offer

     - Only 315,375 options are potentially exerciseable at or near the range of proposed offer prices, with such options having no material financial impact on the range of offer values


                                                 [LOGO] BROADVIEW ASSOCIATES  21

Valuation Summary
--------------------------------------------------------------------------------

      ($ per share)
                                        Equity
                                        Trading                        Acquisition Value
 Valuation Methodology                  Value (1)  Control Premia         Range (2)
----------------------------------------------------------------------------------------

DCF Analysis                                 --       --       --      $10.78    $12.82

Public Comparables                        $8.89      8.6%    27.0       $9.65    $11.29

M&A Comparables                              --       --       --       $5.81    $15.44

Share Price Prior To "Special            $10.00      8.6%    27.0%       $.86    $12.70
 Committee" Announcement

Note

(1) "Equity Trading Value" represents the price per share in normal trading circumstances

(2) "Acquisition Value" represents the price per share following public announcement of an acquisition, reflecting a control premium


                                                 [LOGO] BROADVIEW ASSOCIATES  22

--------------------------------------------------------------------------------


DCF Analysis

Public Comparables

M&A Comparables

Control Premia


 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

                              PLOT POINTS TO COME


                                                 [LOGO] BROADVIEW ASSOCIATES  23

Valuation Summary: Implied-Premium Analysis
--------------------------------------------------------------------------------


Offer Price ($ per Share)           10.00    10.25    10.50    10.75    11.00    11.25    11.50    11.75    12.00    12.25    12.50

Premium to
1-Trading-Day Prior (18-Nov-97)      0.0%     2.5%     5.0%     7.5%    10.0%    12.5%    15.0%    17.5%    20.0%    22.5%    25.0%
20-Trading-Days Prior (22-Oct-97)   -4.8%    -2.4%     0.0%     2.4%     4.8%     7.1%     9.5%    11.9%    14.3%    16.7%    19.0%
60-Trading-Days Prior (26-Aug-97)   -8.0%    -5.7%    -3.4%    -1.1%     1.1%     3.4%     5.7%     8.0%    10.3%    12.6%    14.9%
Current Price (23-Dec-97)          -25.2%   -23.4%   -21.5%   -19.6%   -17.8%   -15.9%   -14.0%   -12.1%   -10.3%    -8.4%    -6.5%

Implied P/E (Trailing)             124.08   127.18   130.28   133.39   136.49   139.59   142.69   145.79   148.90   152.00   155.10
Implied P/EBITDA (Trailing)         29.76    30.50    31.24    31.99    32.73    33.48    34.22    34.96    35.71    36.45    37.20

Implied P/E (Forward 1998)          26.54    27.21    27.87    28.53    29.20    29.86    30.53    31.19    31.85    32.52    33.18
Implied P/EBITDA (Forward 1998)     14.55    14.92    15.28    15.64    16.01    16.37    16.74    17.10    17.46    17.83    18.19


Offer Price ($ per Share)           12.75    13.00    13.25    13.50    13.75    14.00    14.25    14.50    14.75    15.00    15.25

Premium to
1-Trading-Day Prior (18-Nov-97)     27.5%    30.0%    32.5%    35.0%    37.5%    40.0%    42.5%    45.0%    47.5%    50.0%    52.5%
20-Trading-Days Prior (22-Oct-97)   21.4%    23.8%    26.2%    28.6%    31.0%    33.3%    35.7%    38.1%    40.5%    42.9%    45.2%
60-Trading-Days Prior (26-Aug-97)   17.2%    19.5%    21.8%    24.1%    26.4%    28.7%    31.0%    33.3%    35.6%    37.9%    40.2%
Current Price (23-Dec-97)           -4.7%    -2.8%    -0.9%     0.9%     2.8%     4.7%     6.5%     8.4%    10.3%    12.1%    14.0%

Implied P/E (Trailing)             158.20   161.30   164.41   167.51   170.61   173.71   176.81   179.92   183.02   186.12   189.22
Implied P/EBITDA (Trailing)         37.94    38.68    39.43    40.17    40.92    41.66    42.40    43.15    43.89    44.64    45.38

Implied P/E (Forward 1998)          33.84    34.51    35.17    35.83    36.50    37.16    37.83    38.49    39.15    39.82    40.48
Implied P/EBITDA (Forward 1998)     18.56    18.92    19.28    19.65    20.01    20.37    20.74    21.10    21.47    21.83    22.19

                                                  [LOGO] BROADVIEW ASSOCIATES 24

--------------------------------------------------------------------------------


                               Valuation Analysis

                          Discounted Cash Flow Analysis



                                                 [LOGO] BROADVIEW ASSOCIATES  25

DCF Analysis: Model Assumptions
--------------------------------------------------------------------------------

o Financial forecasts provided by WGTI management (1998-2000), extended for three years applying consistent assumptions (note: there are no recent multi-year projections by research analysts available)

o Discounted present value of free cash flow using a range of discount rates determined by the Company's beta

o    Terminal value ("TV") obtained using a range of perpetuity growth rates

o Sensitivity analyses based on various revenue growth scenarios, discount rates and perpetuity growth rates

     - sensitivity analysis adjusts the WGTI management forecast's compound annual growth rate from 25.1% to a range between 22% and 28%

     - sensitivity analysis adjusts the 12.2% discount rate calculated from the Company's beta to a range between 10% and 14%

     - sensitivity analysis adjusts the median perpetuity growth rate of 4% to a range between 3% and 5%


                                                 [LOGO] BROADVIEW ASSOCIATES  26

DCF Analysis: Terminal Value
--------------------------------------------------------------------------------

o Basis -- The DCF is based on two major components: (i) a present value of the unleveraged free cash flows from 1998-2003 and (ii) the present value of the business beyond 2003 into perpetuity (Terminal Value).

o Terminal Value -- The TV reflects the value of cash flows not included in the detailed forecast period. These cash flows are assumed to continue and can therefore be assimilated into perpetuity. The TV calculation is based on the following formula:


TV = CFN (1 + g)  where:          o   CFN is the last cash flow (year 2003) in
         (r - g)                      the forecast period

                                  o   r is the applicable discount rate

                                  o   g is the assumed future growth in cash
                                      flow

o Growth Assumptions -- The Protocol Analyser marker is forecast to grow over the next four years at a rate of approximately 10%(1) per annum

o Consistency With Public Markets -- The P/E ratio of publicly traded companies supports growth assumptions for the terminal value analysis. Current P/E multiples are 15 - 20x for the T&M sector. Based on an analysis of the sector equity dicount rate (beta), this implies a long term expected growth rate of 3% to 7% per annum

Notes: (1) Sources - Frost and Sullivan and Primedata


                                                 [LOGO] BROADVIEW ASSOCIATES  27

DCF Analysis: Discount Rates
--------------------------------------------------------------------------------

o Discount Of Unleveraged Cash Flow -- The DCF model analyses unleveraged cash flows in order to eliminate the effects of capital structure, thereby enabling use of a consistent discount rate for the valuation of companies in the same sector

     -    Discounted unleveraged cash flows yields total enterprise valuation

     -    Adjustments for different capital structures gives the equity value

o Discount Rate -- The discount rate to establish the present value of projected cash flows has been calculated with the following key assumptions:

     -    Risk-free rate - Assumed to be the 10-year US government bond yield

     -    Equity risk premium (Beta) - The Company's beta

     - Market premium - The average premium over the risk-free rate which the equity market has historically yielded


Discount Rate = Risk Free Rate + (Beta x Market Premium)


                                                 [LOGO] BROADVIEW ASSOCIATES  28

DCF Analysis: Income Statement
--------------------------------------------------------------------------------

(Figures in $ thousands)
FYE September 30,                      1997     1998(P)   1999(P)   2000(P)    2001(P)    2002(P)    2003(P)   NOTES
                                      ------    -------   -------   -------    -------    -------    -------   -----
Revenue                               54,455    66,200    82,600    106,900    132,855    158,282    180,442   For 2001-03, growth
  % growth                             -7.8%     21.6%     24.8%      29.4%      24.3%      19.1%      14.0%   is gradually reduced
                                                                                                               to 14% StratPlan
                                                                                                               forecasts a CAGR in
                                                                                                               the 15-20% range

Cost of Sales                         24,381    29,922    38,244     49,388     61,379     74,393     84,808
  % of Revenue                         44.8%     45.2%     46.3%      46.2%      46.2%      47.0%      47.0%

Gross Profit                          30,074    36,278    44,356     57,512     71,476     83,890     95,634
  % of Revenue                         55.2%     54.8%     53.7%      53.8%      53.8%      53.0%      53.0%

Selling, General and Admin. (SG&A)    19,360    22,600    26,400     34,100     42,379     50,490     57,559
  % of Revenue                         35.6%     34.1%     32.0%      31.9%      31.9%      31.9%      31.9%

Research & Development                10,712    11,700    13,500     16,500     20,506     24,431     27,851   R&D as a percentage
  % of Revenue                         19.7%     17.7%     16.3%      15.4%      15.4%      15.4%      15.4%   of own product sales
                                                                                                               is about 20%-25%
                                                                                                               For 2003, R&D
                                                                                                               spending is reduced
                                                                                                               to 15% of total
                                                                                                               revenue

EBITDA                                 1,768     3,615     6,496      9,912     11,680     12,510     14,281
Depreciation & Amortisation            1,766     1,638     2,040      3,000      3,090      3,542      4,058

EBIT                                       2     1,978     4,456      6,912      8,590      8,968     10,224
  % of Revenue                          0.0%      3.0%      5.4%       6.5%       6.5%       5.7%       5.7%
Financial Charges                        422       500       989      1,168      1,259      1,451      1,738
Pre-tax Profit                           424     2,478     5,446      8,081      9,850     10,419     11,962
  % of Revenue                          0.8%      3.7%      6.6%       7.6%       7.4%       6.6%       6.6%

Income Taxes                                       496     1,361      2,182      2,659      2,813      3,230
  Effective Tax Rate                    0.0%     20.0%     25.0%      27.0%      27.0%      27.0%      27.0%

Net Income                               424     1,982     4,084      5,899      7,190      7,606      8,732
  % of Revenue                          0.8%      3.0%      4.9%       5.5%       5.4%       4.8%       4.8%

                                                  [LOGO] BROADVIEW ASSOCIATES 29

DCF Analysis: Balance Sheet
--------------------------------------------------------------------------------

(Figures in $ thousands)
FYE September 30,                                   1997      1998(P)     1999(P)     2000(P)     2001(P)     2002(P)     2003(P)
                                                   ------     -------     -------     -------     -------     -------     -------
ASSETS
     Cash and Cash Equivalents                     13,329      13,952      15,272      17,991      20,726      24,829      32,373
     Trade Accounts Receivable                     11,002      14,000      16,100      19,082      23,715      28,253      31,577
     Inventories                                    5,596       6,000       7,200       9,000      11,185      13,557      15,313
     Other Current Assets                           3,742       2,600       3,000       3,200       3,200       3,200       3,200
     Total Current Assets                          33,669      36,552      41,572      49,273      58,826      69,839      82,463
     Net PP&E                                       2,886       3,671       3,651       3,651       4,290       3,913       3,465
     Other Assets                                     588         780       1,500       1,700       1,700       1,700       1,700
     Net Intangible Assets                            149          20           0           0           0           0           0
     Total Assets                                  37,292      41,023      46,722      54,624      64,815      75,452      87,627

LIABILITIES AND SHAREHOLDERS' EQUITY

     Trade Accounts Payable                         3,319       3,700       4,500       5,500       6,835       8,285      10,365
     Accrued Compensation                           1,467       2,291       2,499       3,000       3,769       4,499       5,127
     Other Accrued Liabilities                      1,847       2,391       2,998       3,500       4,397       5,248       5,982
     Total Current Liabilities                      6,633       8,381       9,997      12,000      15,001      18,032      21,474
     Bank Debt                                          0           0           0           0           0           0           0
     Total Liabilities                              6,633       8,381       9,997      12,000      15,001      18,032      21,474
     Shareholders Equity                           30,659      32,641      36,725      42,624      49,815      57,420      66,153
     Total Liabilities and Shareholders' Equity    37,292      41,023      46,722      54,624      64,815      75,452      87,627

                                                 [LOGO] BROADVIEW ASSOCIATES  30

DCF Analysis: Balance Sheet Assumptions
--------------------------------------------------------------------------------

(Figures in $ thousands)
FYE September 30,                                          1997      1998(P)     1999(P)    2000(P)    2001(P)   2002(P)   2003(P)
                                                          ------     -------     -------    -------    -------   -------   -------
Minimum Cash Balance in $                                 13,329     13,000      13,000     13,000     16,156    15,828    18,044
   as % of Total Revenues                                  24.5%      19.6%       15.7%      12.2%      12.2%     10.0%     10.0%

Accounts Receivable as % of Total Revenue                    20%      21.1%       19.5%      17.9%        18%       18%       18%
  A/R Days                                                    73         76          70         64         64        64        63
Inventory as % of COGS                                     23.0%      20.1%       18.8%      18.2%      18.2%     18.2%     18.1%
   Inventory Days                                             83         72          68         66         66        66        65
Accounts Payable as % of Cost of Goods Sold                  14%        12%         12%        11%        11%       11%       12%
   Accounts Payable Days                                      49         45          42         40         40        40        44
Accrued compensation as % of Operating Expenses             5.2%       7.0%        6.6%       6.3%       6.3%      6.3%      6.3%
Other accrued liabilities as % of Operating Expenses        6.5%       7.3%        7.9%       7.4%       7.4%      7.4%      7.4%

Capital Expenditure                                        1,020      2,293       2,000      3,000      3,728     3,166     3,609
   as a % of Total Revenue                                  1.9%       3.5%        2.4%       2.8%       2.8%      2.0%      2.0%

Capitalised Intangible Assets                                 64
   as a % of Total Revenue                                  0.1%       0.0%        0.0%       0.0%       0.0%      0.0%      0.0%

Net Change in Other Assets                                   352        192         720        200
   as a % of Total Revenue                                  0.6%       0.3%        0.9%       0.2%       0.0%      0.0%      0.0%

RATIOS
Current Assets (Less Cash) as % of Total Revenue             37%        34%         32%        29%        29%       28%       28%
Trade Assets as % of Total Revenue                           30%        30%         28%        26%        26%       26%       26%
Trade Financing as % of Trade Assets                         20%        19%         19%        20%        20%       20%       22%
Current Assets/Current Liabilities                          5.08       4.36        4.16       4.11       3.92      3.87      3.84
Debt/Debt+Equity                                              0%         0%          0%         0%         0%        0%        0%

                                                 [LOGO] BROADVIEW ASSOCIATES  31

DCF Analysis: Cash Flow Statement
--------------------------------------------------------------------------------

(Figures in $ thousands)
FYE September 30,                                            1997      1998(P)     1999(P)    2000(P)    2001(P)   2002(P)   2003(P)
                                                            ------     -------     -------    -------    -------   -------   -------
Net lncome                                                     424      1,982       4,084      5,899      7,190     7,606     8,732

Adjustments for Non-Cash Items
   Depreciation & Amortisation                               1,766      1,638       2,040      3,000      3,090     3,542     4,058
Total Adjustments for Non-Cash Items                         1,766      1,638       2,040      3,000      3,090     3,542     4,058

Cash Flow From Operations                                    2,190      3,620       6,124      8,899     10,280    11,148    12,790

Adjustments for Investment and Working Capital
   Capital Expenditure                                      -1,020     -2,293      -2,000     -3,000     -3,728    -3,166    -3,609
   Change in Other Assets                                     -416       -192        -720       -200          0         0         0
   Repayment of Debt                                             0          0           0          0          0         0         0
   Change in Net Working Capital                               876       -512      -2,084     -2,979     -3,817    -3,879    -1,637
Total Adjustments for Investments and Working Capital         -560     -2,997      -4,804     -6,179     -7,546    -7,045    -5,246

Cash Retained In Business With Given Capital Structure       1,630        623       1,320      2,720      2,734     4,103     7,544
                                                             =====      =====       =====      =====      =====     =====     =====

                                                 [LOGO] BROADVIEW ASSOCIATES  32

DCF Analysis: Valuation Summary
--------------------------------------------------------------------------------

A discounted cash flow valuation yields a value of $10.78 to $12.82 per share. However, given the limited visibility an future revenue and earnings growth, we are cautious about the validity of the management forecasts that formed the basis of the valuation.

(Figures in $ thousands)
FYE September 30,                                            1997     1998(P)    1999(P)    2000(P)    2001(P)    2002(P)    2003(P)
                                                            ------    -------    -------    -------    -------    -------    -------
Net Income                                                    424      1,982      4,084      5,899      7,190      7,606      8,732
Adjustments for Non-Cash Items                              1,766      1,638      2,040      3,000      3,090      3,542      4,058
Adjustments for Investment and Working Capital               -560     -2,997     -4,804     -6,179     -7,546     -7,045     -5,246
Adjustments for Capital Structure                            (639)      (400)      (742)      (853)      (919)    (1,059)    (1,269)

Unlevered Free Cash FIow                                      991        223        578      1,867      1,815      3,044      6,275
Present Value of Free Cash Flows                                         199        459      1,323      1,147      1,714      3,150

-------------------------------------------------------  ---------------------------------------------------------------------------
Unlevered Beta for WGTI         A                  1.07  Perpetuity Growth Rate                          3.0%       4.0%        5.0%

Equity Market Premium           B                 6.00%  Terminal Cash Flow Multiple                     11.2       12.7        14.6

Risk Free Rate                  C                 5.75%  Free Cash Flow at 2003                         6,275      6,275       6,275

Equity Discount rate         D=C+A+B              12.2%  Terminal Value                                70,484     79,879      91,895
-------------------------------------------------------
                                                         Present Value of Terminal Value               35,386     40,102      46,135

-------------------------------------------------------  Present Value of Free Cash Flows 1998-2003     7,992      7,992       7,992
Share Price                 19-Dec-97            $12.25

Common Shares Outstanding (1)                     5,261  Total Enterprise Value                        43,377     48,094      54,127

Equity Market Capitalisation                     64,447  Plus Cash                                     13,329     13,329      13,329

Float (Shares)                                    1,980  Minus Debt                                         0          0           0
Float (% of total shares outstanding)               38%
Value of Float                                   24,255  Total Equity Value                            56,706     61,423      67,456

                                                         Value per Share                               $10.78     $ 1.68      $12.82
-------------------------------------------------------  ---------------------------------------------------------------------------


Notes
-----
(1) Options on Common Shares not considered as dilution impact, if any, is negligible. Review of option agreement required.

                                                 [LOGO] BROADVIEW ASSOCIATES  33

DCF Analysis : Sensitivity
--------------------------------------------------------------------------------

                                                             Revenue CAGR 1998-2003
                               ---------------------------------------------------------------------------------
                                          22.0%     23.0%        24.0%     25.1%     26.0%       27.0%     28.0%
                               5.00%       $7.2      $8.9        $1O.7     $12.8     $14.4       $16.4     $18.4
                               4.75%       $7.0      $8.7        $10.5     $12.5     $14.1       $16.O     $17.9
                               4.50%       $6.9      $8.5        $1O.2     $12.2     $13.7       $15.6     $17.5
                               4.25%       $6.8      $8.4        $10.0     $11.9     $13.4       $15.2     $17.1
Perpetuity Growth Rate         4.00%       $6.7      $8.2         $9.8     $11.6     $13.1       $14.9     $16.7
                               3.75%       $6.6      $8.1         $9.6     $11.4     $12.9       $14.6     $16.3
                               3.50%       $6.5      $7.9         $9.4     $11.2     $12.6       $14.3     $16.O
                               3.25%       $6.4      $7.8         $9.3     $11.O     $12.4       $14.O     $15.6
                               3.00%       $6.3      $7.7         $9.1     $10.8     $12.1       $13.7     $15.3
                                                           Revenue CAGR 1998-2003
                               ---------------------------------------------------------------------------------
                                          22.0%     23.0%        24.0%     25.1%     26.0%       27.0%     28.0%
                               10.0%       $8.6     $10.8        $13.1     $15.7     $17.9       $20.4     $22.9
                               10.5%       $8.0     $1O.0        $12.1     $14.5     $16.5       $18.8     $21.1
                               11.0%       $7.5      $9.4        $11.3     $13.5     $15.3       $17.4     $19.5
                               11.5%       $7.1      $8.8        $10.6     $12.6     $14.3       $16.2     $18.2
Discount Rate                  12.2%       $6.7      $8.2         $9.8     $11.6     $13.1       $14.9     $16.7
                               12.5%       $6.5      $7.9         $9.5     $11.2     $12.6       $14.3     $16.0
                               13.0%       $6.2      $7.6         $9.0     $10.6     $11.9       $13.5     $15.1
                               13.5%       $5.9      $7.2         $8.6     $1O.1     $11.3       $12.8     $14.3
                               14.0%       $5.7      $6.9         $8.2      $9.6     $10.8       $12.1     $13.5
                                                           Perpetuity Growth Rate
                               ---------------------------------------------------------------------------------
                                           3.3%      3.5%         3.8%      4.0%      4.3%        4.5%      4.8%
                               10.0%      $14.5     $14.9        $15.4     $15.9     $16.4       $17.0     $17.6
                               10.5%      $13.5     $13.9        $14.2     $14.6     $15.1       $15.6     $16.1
                               11.0%      $12.6     $12.9        $13.3     $13.6     $14.0       $14.4     $14.8
                               11.5%      $11.9     $12.1        $12.4     $12.7     $13.0       $13.4     $13.7
Discount Rate                  12.2%      $11.0     $11.2        $11.4     $11.7     $11.9       $12.2     $12.5
                               12.5%      $10.6     $10.8        $11.O     $11.2     $11.5       $11.7     $12.0
                               13.0%      $10.1     $1O.2        $1O.4     $1O.6     $10.8       $11.O     $11.3
                               13.5%       $9.6      $9.7         $9.9     $10.1     $10.3       $10.4     $10.7
                               14.0%       $9.2      $9.3         $9.4      $9.6      $9.8         $9.9    $10.1


                                                  [LOGO] BROADVIEW ASSOCIATES 34

--------------------------------------------------------------------------------




                               Valuation Analysis

                               Public Comparables




                                                 [LOGO] BROADVIEW ASSOCIATES  35

Public Comparables: Methodology
--------------------------------------------------------------------------------

o Analysis of public market trading multiples of T&M companies selected based on the following criteria:

     --   majority of activities focused on T&M market

     -- product portfolio centred around hardware-based technology with comparable business models

     --   established vendor with at least one year of public market history

o Comparison of the most recent publicly available financials (trailing twelve months)

o Adjustment to eliminate extraordinary items and balance sheet effects (e.g., net cash or net debt positions)

o Analysis of trading relative to profit and loss performance, with median multiples used to reduce the impact of outliers

o Focus on the total market capitalisation ("TMC") to revenue ("TMC/R"), TMC/EBITDA and 1998 and 1999 price-earnings ("P/E") analyses as the most relevant valuation benchmarks relative to WGTI

     - TTM operating profitability, after depreciation and amortisation, is only breakeven

     - TTM profitability before and after tax is due solely to interest income on cash balances


                                                 [LOGO] BROADVIEW ASSOCIATES  36

Public Comparables: Operating Performance
--------------------------------------------------------------------------------


($ Thousands)                                                                                                 Equity           Total
                                  Rev.        Gross        EBITDA         EBIT      Pretax          Net       Market          Market
Company            Revenue      Growth       Margin        Margin       Margin      Margin       Margin       Cap(1)          Cap(2)
Dynatech           415,741       23.5%        60.3%          22.4%        18.3%       18.8%        11.0%     593,894         571,513
Fluke              434,592        4.0%        58.2%          13.4%         9.9%       10.5%         6.5%     429,016         393,760
IFR Systems        105,834       15.0%        44.8%          14.4%        11.4%       11.5%         6.9%     120,428         121,078
Keithley           118,145        3.7%        59.7%           2.5%         2.2%        0.7%         1.1%      43,174          59,052
Lecroy             108,752       15.4%        60.3%          13.4%        10.4%       10.5%         7.1%     231,665         210,505
Tekelec            105,772       69.9%        65.7%          21.1%        16.6%       18.3%        21.4%     747,736         701,636
Tektronix        1,981,241        9.7%        45.7%          11.7%         8.6%        8.8%         6.0%   1,899,000       1,922,714

WGTI                54,455       -8.0%        59.4%           3.2%         0.0%        0.8%         0.8%      64,172          50,843


Median                           15.0%        59.7%          13.4%        10.4%       10.5%         6.9%


Notes:

     All historical financial data taken from the latest available SEC filings and calculated on a trailing twelve month basis

(1)  Equity Market Capitalisation (EMC) as of 15 December 1997

(2)  Total Market Capitalisation (TMC) = EMC + Debt - Cash


                                                 [LOGO] BROADVIEW ASSOCIATES  37

Public Comparables: Valuation Multiples
--------------------------------------------------------------------------------

                                                                                                      Forward         Forward
                            TMC(2)/          TMC/          TMC/          EMC(1)/       EMC/Net       Calendar         Calendar
Company                     Revenue        EBITDA          EBIT          Pretax         Income       1998 P/E(4)      1999 P/E(4)
Dynatech                      1.37           6.1            7.5            7.6           13.0             12.6           10.6
Fluke                         0.91           6.8            9.2            9.4           15.2             12.5           10.9
IFR Systems                   1.14           8.0           10.0            9.9           16.5             12.7           10.0
Keithley                      0.50          19.8           22.4           53.8           32.4             15.9            N/A
Lecroy                        1.94          14.4           18.5           20.2           29.9             18.3           15.0
Tekelec                       6.63          31.4           40.0           38.6           33.0             38.7           26.7
Tektronix                     0.97           8.3           11.3           10.8           16.0             13.1           11.5

WGTI (3)                      0.93          28.8            N/M            N/M            N/M             25.6           14.1


Median                        1.14           8.3           11.3           10.8           16.5             13.1           11.2

Notes:

     All historical financial data taken from the latest available SEC filings and calculated on a trailing twelve month basis

     All projected financial data taken from Zack's Corporate Earnings Estimator

(1)  Equity Market Capitalisation (EMC) as of 15 December 1997

(2)  Total Market Capitalisation (TMC) = EMC + Debt - Cash

(3)  WGTI projected earnings estimates based on management forecasts

(4) Projected earnings estimates calculated by calendarising FYE forecasts to 31 December year end


                                                 [LOGO] BROADVIEW ASSOCIATES  38

Public Comparables: Valuation Summary
--------------------------------------------------------------------------------


Using public comparables as valuation benchmark, the share price ranges from $9.65 to $11.29. WGTI's volatile financial track record and less than precise forecasts, which form the basis of this analysis, should be noted, however.

                                                     WGTI                                            Implied
                                      Median    Applicable        Total Market     Balance Sheet      Equity        Implied Share
Valuation Metrics                    Multiple       Figure(3)   Capitalisation        Adjustment(2)    Value                Price(1)
TTM Revenue                            1.14 x     $54,455            $62,299            $13,329       $75,628               $14.38
TTM EBITDA                             8.3 x       $1,768            $14,638            $13,329       $27,967                $5.32
Projected Calendar 1998 Earnings (4)  13.1 x       $2,508                                             $32,764                $6.23
Projected Calendar 1999 Earnings (4)  11.2 x       $4,538                                             $50,683                $9.63
Mean Trading Value per Share                                                                                                 $8.89
Control Premia (5)                                                                                                     8.6% - 27.0%
Mean Acquisition Value per Share                                                                                    $9.65 - $11.29

Notes:

All historical financial data taken from the latest available SEC filings and calculated on a trailing twelve month basis

All projected financial data taken from Zack's Corporate Earnings Estimator

     (1)  As of December 1, 1997 there were 5,261,022 common shares outstanding

     (2) Revenue and EBITDA based analyses adjusted for capital structure to arrive at Equity Value

     (3)  WGTI projected earnings estimates based on management forecasts

     (4) Projected earnings estimates calculated by calendarising FYE forecasts to 31 December year end

     (5)  Applicable range as defined in the Control Premia Analysis


                                                 [LOGO] BROADVIEW ASSOCIATES  39

--------------------------------------------------------------------------------




                               Valuation Analysis

                                 M&A Comparables




                                                 [LOGO] BROADVIEW ASSOCIATES  40

M&A Comparables: Methodology
--------------------------------------------------------------------------------

o Analysis is based on a review of merger, acquisition and investment transactions involving T&M companies with similar business and financial profiles based on the following criteria:

     -    majority of activities focused on T&M market

     - product portfolio centred around hardware-based technology with comparable business models

o Comparison of the most recent publicly available financials (trailing twelve months)

o Adjustment to eliminate extraordinary items and balance sheet effects (e.g., net cash or net debt positions)

o Analysis of trading relative to profit and loss performance, with median multiples used to reduce the impact of outliers

o Focus on TMC/R and TMC/EBITDA analyses as the most relevant valuation benchmarks relative to WGTI

     - TTM operating profitability after depreciation and amortisation is only breakeven

     - TTM profitability before and after tax is due solely to interest income on cash balances


                                                 [LOGO] BROADVIEW ASSOCIATES  41

M&A Comparables: Valuation Multiples
--------------------------------------------------------------------------------


Date       Buyer                                    Target                         Target Description
Dec-97     McAfee Associates Inc.                   Network General Corp            Fault, Performance And Security Network
                                                                                    Management Solutions.
Oct-97     Thermo Electron Corp (Thermo             Peek Plc                        Data Collection, Computation And Communication
           Power Corp)                                                              Equipment For The Traffic Control Market
Sep-97     Tektronix Inc                            Siemens AG (Siemens Comms       ISDN And Telecoms Service Test Products
                                                    Test Equipment)
Aug-97     Confidential                             Confidential                    Test Equipment For Ethernet And Related Data
                                                                                    Communications Applications
May-97     Investors backed by DLJ And              Wavetek Corp                    Test Equipment For Communication Networks,
           Green Equity Funds                                                       Calibration And Electronic Testing, Handheld
                                                                                    Electronic Test Tools
May-97     Bowthorpe Plc                            Adtech Inc                      Digital Telecommunications Test Equipment
Apr-97     Ametek Inc                               Technitrol Inc (T & M Product   Force-Measurement And Testing Devices, Hand-Held
                                                    Segment)                        Gauges, Electronic Instruments, Software
Aug-95     Dynatech Corporation                     Tele-Path Industries Inc        Communications Test Equipment
Mar-95     Confidential                             Confidential                    Sonet, Bert And Jitter Telecom Test Equipment
Nov-94     GN Great Nordic A/S (GN Great            Laser Precision Corp            Fibre Optics And T&M Instruments
            Nordic Ltd)
Feb-92     IFR Systems Inc                          Photon Kinetics Inc             T&M Systems For Optical Fibres


Date       Buyer                                  Adjusted              Target         Adjusted Price/    Adjusted
                                                  Price(1)             Revenue             Revenue     Price/ EBITDA
Dec-97     McAfee Associates Inc.                 1071.60               256.37              4.18          23.2

Oct-97     Thermo Electron Corp (Thermo            158.70               254.43              0.62           9.2
           Power Corp)
Sep-97     Tektronix Inc                            46.00                60.00              0.77           N/A

Aug-97     Confidential                            182.50                33.60              5.43           N/A

May-97     Investors backed by DLJ And             198.80               154.51              1.29           9.7
           Green Equity Funds

May-97     Bowthorpe Plc                            64.00                10.00              6.40           N/A
Apr-97     Ametek Inc                               34.00                30.00              1.13           N/A

Aug-95     Dynatech Corporation                     23.60                20.00              1.18           N/A
Mar-95     Confidential                             15.80                10.00              1.58           N/A
Nov-94     GN Great Nordic A/S (GN Great            31.51                25.27              1.25           N/A
            Nordic Ltd)
Feb-92     IFR Systems Inc                          12.00                14.80              0.81           N/A
                                                                        Median              1.25           9.7


                                                 [LOGO] BROADVIEW ASSOCIATES  42

M&A Comparables: Valuation Summary
--------------------------------------------------------------------------------

An analysis of T&M industry merger and acquisition transactions indicates a range of share prices from $5.81 to $15.44. The metrics for the valuation were limited to revenue and EBITDA as WGTI's earnings stream consisted largely of interest income on its cash balance

 ($ Thousands)                                          WGTI                        Balance      Implied
                                         Median   Applicable     Total Market         Sheet       Equity         Implied Share
     Valuation Metrics                 Multiple       Figure   Capitalisation    Adjustment(2)     Value                 Price(1)
     TTM Revenue                         1.25 x      $54,455      $67,902          $13,329        $81,231               $15.44
     TTM EBITDA                          9.7 x        $1,768      $17,229          $13,329        $30,558                $5.81

     Acquisition Value per Share                                                                                $5.81 - $15.44



Notes:

All historical financial data taken from the latest available SEC filings and calculated on a trailing twelve month basis

All projected financial data taken from Zack's Corporate Earnings Estimator

     (1)  As of December 1, 1997 there were 5,261,022 common shares outstanding

     (2) Revenue and EBITDA based analysis adjusted for capital structure to arrive at Equity Value


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


--------------------------------------------------------------------------------




                               Valuation Analysis

                                 Control Premia




                                                 [LOGO] BROADVIEW ASSOCIATES  44

Control Premia: Methodology
--------------------------------------------------------------------------------

o Analysis is based on a review of public takeover transactions in the U.S., specifically:

     - Analysis of minority buyouts -- Review of minority - buyout transactions in the U.S. and the premia paid to minority shareholders relative to the target's share price one, twenty and sixty trading days prior to announcement

     - Analysis of U.S. public takeovers in the Information Technology ("IT") industry -- Review of all public takeovers in the U.S. since 1-Jan-97 involving a publicly quoted target in the IT industry and the premia paid to minority shareholders relative to the target's share price one and twenty trading days prior to announcement

     - Analysis of all U.S. public takeovers -- Review of all public takeovers in the U.S. since 1-Jan-97 involving a publicly quoted target in any industry and the premia paid to minority shareholders relative to the target's share price one and twenty trading days prior to announcement

o The focus is on control premia relative to twenty trading days prior to the announcement of an acquisition intent as this statistic best reflects the premium paid above the true trading value of the target (compared to one-day-prior) and is less susceptible to other influences such as market corrections (compared to sixty-days-prior)


                                                 [LOGO] BROADVIEW ASSOCIATES  45

Control Premia: Minority Buyouts
--------------------------------------------------------------------------------


                                                                                                                     Premium Premium
                                                                                                    Percent             20      60
                                                                                                   of Shares Premium Trading Trading
 Date   Target Name                  Acquiror Name                 Target Description                Owned   One Day   Days    Days
                                                                                                    Pre-Offer  Prior   Prior   Prior
------------------------------------------------------------------------------------------------------------------------------------
Aug-97   Rexel Inc                   Rexel SA                       Electrical components             50.6%     19%     22%     24%
Jun-97   Acordia                     Anthem                         Insurance broker                  66.8%     13%     26%     26%
Jan-97   Calgene                     Monsanto                       Biotech (genetic engineering)     54.6%     62%     58%     64%
Jan-97   Mafco Consolidated Group    Mafco Holdings Inc.            Manufactures cigars               85.0%     61%     63%     75%
Nov-96   Central Tractor Farm        JW Childs Equity Partners LP   Agricultural speciality retailer  64.5%     18%     23%     47%
         & Country
Oct-96   WCI Steel Inc.              Renco Group Inc.               Steel manufacturer                84.5%     18%     78%     86%
Jun-96   Seaboard Oil Co.            Seaboard Acquisition Partners  Operates oil & gas wells          71.0%     26%     39%     95%
May-96   SyStemix Inc                Novartis AG                    Gene therapies for cancer, AIDS   71.6%     77%     59%     32%
Mar-96   Great American Mgmt         Equity Holdings Ltd            Building materials                87.9%      6%     11%      2%
         & Invt Inc
Sep-95   SCOR US Corp                SCOR                           Reinsurance holding company       80.0%     37%     39%     67%
Aug-95   GEICO                       Berkshire Hathaway             Property insurer                  51.0%     26%     25%     26%
Jul-95   REN Corp                    COBE Laboratories (Gambro AB)  Dialysis services                 53.0%     27%     26%     36%
May-95   Bic Corp                    Bic SA                         Manufactures writing instruments  78.0%     13%     29%     29%
Apr-95   LIN Broadcasting            McCaw Cellular (AT&T)          Holding for cellular phone assets 52.0%      7%     7%      -2%
Apr-95   Club Med Inc                Club Mediterranee              Holiday resorts                   70.8%     41%     45%     36%
Mar-95   Ropak Corp                  LinPac Mouldings Ltd           Manufacture plastic containers    54.8%      7%     5%       4%
Oct-94   Chemical Waste Management   WMX Technologies               Chemical waste management         78.6%      7%     12%      1%
Sep-94   Contel                      GTE                            Telephone services                90.0%     44%     36%     55%
Aug-94   Castle & Cooke Homes Inc    Dole Food Company              Builds homes                      82.8%     31%     54%     29%
Jun-94   Ogden Projects Inc          Ogden Corp                     Waste to energy plants            84.2%      6%     21%     20%
                                                                                        Median                  22%     27%     30%



                                                 [LOGO] BROADVIEW ASSOCIATES  46

Control Premia: Valuation Summary
--------------------------------------------------------------------------------

Precedent minority buyout transactions and public takeovers in the U.S. market point to a premium range of 9% to 27%.

                                       One-Trading-Day         20-Trading-Days    60-Trading-Days
                                              Prior To                Prior To           Prior To
                                          Announcement            Announcement       Announcement
Minority Buyouts (1)                          22.0%                     27.0%               30.0%
U.S. Public IT Takeovers (2)                   0.1%                     16.3%
All U.S. Public Takeovers (3)                  4.3%                      8.6%

Range Of Control Premia Paid (4)                                 8.6% - 27.0%

Acquisition Value Per Share (5)                              $10.86 - $12.70

Notes

(1)  Broadview Analysis

(2) IFR Securities Data Company 18-Dec-97. Data covers all for-cash acquisitions.

(3) Data covers the average of all transactions involving a US public target in 1997 YTD in the "IT and Telecommunications" and "All Deals" segments.

(4) The Range Of Control Premia Paid focuses on premia relative to 20 trading days prior to the announcement. This period best reflects the true trading value of the target (compared to one day prior, when share prices have often been affected by information leaks) and the corresponding control premium paid. 20-days-prior is also less susceptible to other influences (e.g. market corrections) which often impact the 60-days-prior premia.

(5) Acquisition value per share based on the share price prior to the announcement of the formation of the "Special Committee".


                                                 [LOGO] BROADVIEW ASSOCIATES  47

--------------------------------------------------------------------------------




                                    Appendix

                       Due Diligence: Information Sessions




                                                 [LOGO] BROADVIEW ASSOCIATES  48

Due Diligence: Information Sessions
--------------------------------------------------------------------------------

WGTI Information Session Participants

Gerry Chastelet                        Richard L. Popp
President and                          Senior Vice President and
Chief Executive Officer                Chief Operating Officer

Bert Kuthe                             John T. Goehrke
Chief Financial Officer                Vice President of Marketing

Robert D. Hockman                      E. J. (Jay) Bowers
Vice President Engineering             Vice President of Development

Matt Weitz                             Daniel I. Hunt
Personnel Director                     Controller

Kevin G. Gribbon                       Alex Brisbourne
Manager, International Marketing       Senior Partner, A&A Associates
                                       (Independent Strategic Advisor)

WG Holding Information Sources

Albrecht Wandel                        Peter M. Wagner
Vorsitzender der Geschaftsfuhrung      Mitglied der Geschaftsfuhrung

Rolf Schmid                            Karl-Heinz Eisemann
Mitglied der Geschaftsfuhrung          Mitglied der Geschaftsfuhrung


                                                 [LOGO] BROADVIEW ASSOCIATES  49

Due Diligence: Schedule
--------------------------------------------------------------------------------

Dates                           Activities
-----                           ----------

December 8, 1997                Introductory discussions with CEO

December 9, 1997                Detailed information request submitted to
                                CEO and CFO

December 11, 1997               Corporate strategy discussion with CEO

December 12, 1997               Detailed information submitted by CFO

December 18, 1997               Due diligence with CEO, CFO, COO, and various
                                other corporate officers and external advisor

December 18, 1997               Visit of main premises, R&D lab, and
                                manufacturing facilities

December 8-23, 1997             Review and analysis of WGTI and WG Holding
                                prepared materials relative to WGTI

                                Review and analysis of internally and
                                externally prepared market research of a strategic, technical and financial nature

                                Financial analysis


                                                 [LOGO] BROADVIEW ASSOCIATES  50